Exhibit 1

HARRY WINSTON DIAMOND CORPORATION
(formerly Aber Diamond Corporation)

MANAGEMENT PROXY CIRCULAR

For the

Annual and Special Meeting of Shareholders

June 4, 2008

___________________________

April 15, 2008

HARRY WINSTON DIAMOND CORPORATION

INVITATION TO SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to attend Harry Winston Diamond Corporation's Annual and Special Meeting of Shareholders on Wednesday, June 4, 2008.

The items of business to be considered at this Meeting are described in the Notice of Annual and Special Meeting and Management Proxy Circular.  No matter how many shares you hold, your participation at shareholders' meetings is very important.  If you are unable to attend the Meeting in person, we encourage you to vote by following the voting instructions included on the proxy form.

During the Meeting, we will review Harry Winston's business during fiscal 2007/08 and our plans for the future.  You will also have an opportunity to ask questions and to meet your Directors and Executives.

We look forward to seeing you at the Meeting.

Sincerely,

Robert A. Gannicott	Thomas J. O’Neill
Chairman & Chief Executive Officer	President

HARRY WINSTON DIAMOND CORPORATION

P.O. Box 4569, Station A

Toronto, Ontario

M5W 4T9

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting (the “Meeting”) of shareholders of HARRY WINSTON DIAMOND CORPORATION (the “Corporation”) will be held at the Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario at 10:00 a.m. (Toronto time) on Wednesday, June 4, 2008, for the following purposes:

1.

to receive the audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2008, together with the report of the auditors thereon;

2.

to elect directors;

3.

to appoint auditors and authorize the directors to fix their remuneration;

4.

to consider and, if thought fit, ratify and approve certain amendments to the Corporation’s Stock Option Plan, as described in the Management Proxy Circular accompanying this notice; and

5.

to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The accompanying Management Proxy Circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

Shareholders who cannot attend the Meeting in person may vote by proxy.  Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Management Proxy Circular.  To be valid, proxies must be received by CIBC Mellon Trust Company (“CIBC Mellon”) by mail at P.O. Box 721, Agincourt, Ontario, Canada, M1S 0A1 or by fax to (416) 368-2502, no later than 5:00 p.m. (Toronto time) on June 2, 2008, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

BY ORDER OF THE BOARD

Lyle R. Hepburn

Corporate Secretary

April 15, 2008

HARRY WINSTON DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

All information is as of April 15, 2008 and all dollar figures are in Canadian dollars, unless otherwise indicated.

Q&A ON PROXY VOTING

Q:

What am I voting on?

A:

Shareholders are voting on the election of directors to the Board of the Corporation, the appointment of auditors for the Corporation and authorizing the directors to fix the remuneration of the auditors and the approval of certain amendments to the Corporation’s Stock Option Plan.

Q:

Who is entitled to vote?

A:

If you owned your shares as at the close of business on April 15, 2008, you are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Annual and Special Meeting of Shareholders.

If you acquired your shares after April 15, 2008, you must produce properly endorsed share certificates or otherwise establish that you own the shares and must ask the Corporation no later than 5:00 p.m. (Eastern Standard Time) on May 26, 2008 that your name be included in the list of shareholders before the meeting in order to be entitled to vote these shares at the Meeting.

Q:

How do I vote?

A:

There are two ways you can vote. You may vote in person at the Meeting, in which case please read the instructions set out after the following question. If you do not plan to attend the Meeting and you are a registered shareholder you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your shares at the Meeting. If your shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), you will have received from your nominee either a request for voting instructions or a form of proxy for the number of shares you hold. For your shares to be voted, please follow the voting instructions provided by your nominee.

Q:

What if I plan to attend the Meeting and vote in person?

A:

If you are a registered shareholder and plan to attend the Meeting and wish to vote your shares in person at the Meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

If your shares are held in the name of a nominee, the Corporation may have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy and return it by following the instructions provided to you by your nominee. Do not complete the voting instructions on the form, as you will be voting at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

Q:

Who is soliciting my proxy?

A:

The enclosed form of proxy is being solicited by the management of the Corporation and the associated costs will be borne by the Corporation. The solicitation will be made primarily by mail but may also be made by telephone, in writing or in person by employees of the Corporation.

Q:

What if I sign the form of proxy enclosed with this circular?

A:

Signing the enclosed form of proxy gives authority to Robert A. Gannicott or Matthew W. Barrett, each of whom is a director of the Corporation, or to another person you have appointed, to vote your shares at the Meeting.

Q:

Can I appoint someone other than these directors to vote my shares?

A:

Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your shares. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CIBC Mellon Trust Company.

Q:

What do I do with my completed proxy?

A:

If you are a registered shareholder, return the proxy to the Corporation’s transfer agent, CIBC Mellon Trust Company, in the envelope provided, or by fax to (416) 368-2502, so that it arrives no later than 5:00 p.m. (Eastern Standard Time) on Monday, June 2, 2008 to record your vote. If your shares are held in the name of a nominee, please follow the voting instructions provided by your nominee.

Q:

If I change my mind, can I take back my proxy once I have given it?

A:

Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered to the Corporate Secretary of the Corporation at the following address no later than 5:00 p.m. (Eastern Standard Time) on Monday, June 2, 2008 or to the Chairman on the day of the Meeting, June 4, 2008, or any adjournment of the Meeting.

Harry Winston Diamond Corporation

P. O. Box 4569, Station A, Toronto, Ontario    M5W 4T9

Attention:

Lyle R. Hepburn

Fax No.:

(416) 362-2230

Q:

How will my shares be voted if I give my proxy?

A:

The persons named on the form of proxy must vote for or against or withhold from voting your shares in accordance with your directions, or you can let your proxyholder decide for you. In the absence of such directions, proxies received by management will be voted in favour of the election of directors to the Board and the appointment of auditors.

Q:

What if amendments are made to these matters or if other matters are brought before the Meeting?

A:

The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual and Special Meeting of Shareholders and with respect to other matters which may properly come before the Meeting. As of the time of printing of this Management Proxy Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:

How many shares are entitled to vote?

A:

As of April 15, 2008 (the “Record Date”), there were outstanding 61,372,091 Common Shares of the Corporation. Each registered shareholder has one vote for each Common Share held at the close of business on the record date.

To the knowledge of the directors and senior officers of the Corporation, as of date hereof, the following table sets for the parties who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation:

Name of Shareholder and Municipality of Residence	Number of Common Shares Owned, Controlled or Directed	% of Outstanding Common Shares
M&G Investment Management Limited(1) London, United Kingdom	11,945,037	19.5%
BlackRock, Inc. New York, New York	6,946,150	11.3%

(1)

Vanguard Precious Metals and Mining Fund exercises voting control over 8,872,600 of the common shares over which M&G Investment Management Limited exercise control and direction.

Q:

How will the votes be counted?

A:

Each question brought before the Meeting is determined by a majority of votes cast on the question. In the case of equal votes, the Chairman of the Meeting is entitled to a second or casting vote.

Q:

Who counts the votes?

A:

The Corporation’s transfer agent, CIBC Mellon Trust Company, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

Q:

If I need to contact the transfer agent, how do I reach them?

A:

You can contact the transfer agent by mail at:

Transfer Agent and Registrar, CIBC Mellon Trust Company

P.O. Box 7010, Adelaide Street Postal Station, Toronto, Ontario    M5C 2W9

or by telephone:    (416) 643-5500 or 1-800-387-0825

E-mail:  inquiries@cibcmellon.com                Website:  www.cibcmellon.com

BUSINESS OF THE MEETING

Financial Statements

The Consolidated Financial Statements for the year ended January 31, 2008 are included in the Annual Report, which has been mailed to shareholders with this Management Proxy Circular.

Election of Directors

The Articles of the Corporation provide that the minimum number of directors shall be three and the maximum number shall be 12. There are currently nine directors. The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders or until their successors in office are duly elected or appointed, unless a director’s office is earlier vacated in accordance with the by-laws of the Corporation or the Canada Business Corporations Act, or he or she becomes disqualified to act as a director.

Lars-Eric Johansson and John M. Willson, directors of the Corporation since 2003 and 2005 respectively, have decided to retire as directors and, accordingly, will not be standing for re-election.

The Board of Directors of the Corporation (the “Board”) has fixed the number of directors to be elected at the Meeting at nine. It is proposed that the persons set out herein be nominated for election as directors of the Corporation for the ensuing year.

Management does not contemplate that any of the persons proposed to be nominated will be unable to serve as a director. If prior to the Meeting any of such nominees is unable or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

The list of directors and their biographies can be found in this Management Proxy Circular on pages 10 to 12 (See “Nominees for Election to Board of Directors”). Each director's attendance at Board and Committee meetings can be found in this Management Proxy Circular on page 14 (See “Board of Directors Meetings Held and Attendance of Directors”).

Except as set out below, to the knowledge of the Corporation, no director of the Corporation is, or has been in the last 10 years, (a) a director, chief executive officer or chief financial officer of a company that (i) while that person was acting in that capacity, was the subject of a cease trade order or similar order (including a management cease trade order) or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, or (ii) after that person ceased to act in that capacity, was subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days which resulted from an event that occurred while that person acted in such capacity, or (b) a director or executive officer of a company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets:

Mr. Lyndon Lea was a director of HMTF Furniture Limited and HMTF Furniture Group Limited, privately held companies, which went into Receivership in England on July 1, 2005. Mr. Lea resigned as a director of each company on July 19, 2004.  HMTF Furniture Limited has subsequently been dissolved and HMTF Furniture Group Limited is in the process of being dissolved.  Mr. Lea was a director of HM Oldco Limited, a private company, which filed for Voluntary Creditors Liquidation in England on May 4, 2007.  Mr. Lea resigned as a director  on August 30, 2006.  The Company is currently in liquidation.  Mr. Lea was also a director of Burton’s Mezzanine Investment Limited and Latimer Investments Limited, privately held companies, which filed for Voluntary Members Liquidation  on June 8, 2007 and December 7, 2006, respectively.  Mr. Lea resigned as a director of Burton’s Mezzanine Investment Limited on August 30, 2006.  Both companies are presently in liquidation.

Appointment of Auditors

Shareholders will be asked to vote for the reappointment of KPMG LLP, as auditors for the Corporation for the ensuing year, and to authorize the directors of the Corporation to fix their remuneration.

Fees paid to KPMG LLP during the years ended January 31, 2008 and 2007 were as follows:

	2008	2007
Audit Fees(1)	$1,952,700	$1,734,632
Audit Related Fees(2)	$75,434	$89,848
Tax Fees(3)	$185,658	$196,980
All other Fees(4)	$15,100	$7,000

(1)

Includes audit and review services.

(2)

Includes SOX 404 work and various audit services required as per legal obligations.

(3)

Primarily tax advisory services.

(4)

Review of annual meeting materials.

The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and has determined that the independence of the external auditors is maintained.

Stock Option Plan Amendment

The Corporation currently has in place a stock option plan, which was approved by the shareholders of the Corporation on July 27, 2000, amended by the Shareholders on June 28, 2001 and amended by the directors on March 28, 2002 (the “Stock Option Plan”).  On March 31, 2008, the Board approved the following amendments to the Stock Option Plan (the “Option Plan Amendments”):

(a)

an increase in the size of the Stock Option Plan, such that a maximum of 6,000,000 Common Shares may be issued pursuant to the Stock Option Plan after March 31, 2008;

(b)

the introduction of a “cashless” settlement alternative in connection with the exercise of options under the Stock Option Plan;

(c)

the addition of a provision whereby, if the expiry date of an option granted under the Stock Option Plan would otherwise occur during or within ten days following a Black-Out Period (as described below), the expiry date of such option shall be extended to the first business day which is at least ten days after the end of the Black-Out Period; and

(d)

the replacement of the existing provisions of the Stock Option Plan relating to amendment of the Stock Option Plan.

The details of the Option Plan Amendments are set out below.

Increase in Size of the Stock Option Plan

The maximum number of Common Shares which could be issued pursuant to the Stock Option Plan was initially set at 3,000,000.  An increase in the maximum number of Common Shares issuable pursuant to the Stock Option Plan to 4,500,000 was approved by the directors of the Corporation on February 21, 2001 and approved by the shareholders of the Corporation at the shareholders’ meeting held on June 28, 2001.

As of the close of business on March 31, 2008, the Corporation had issued an aggregate of 2,490,760 Common Shares pursuant to the exercise of options previously granted under the Stock Option Plan.  As a result, a maximum of 2,009,240 additional Common Shares (representing 3.3% of the outstanding Common Shares) may be issued pursuant to the Stock Option Plan (including Common Shares issuable pursuant to options previously granted but not yet exercised).  As of March 31, 2008, there were issued and outstanding options to purchase an aggregate of 1,619,338 (representing 2.6% of the outstanding Common Shares) under the Stock Option Plan.

Pursuant to the Option Plan Amendments, the maximum number of Common Shares issuable under the Stock Option Plan after March 31, 2008 would be increased to 6,000,000 Common Shares (representing 9.8% of the outstanding Common Shares).  This represents an increase of 3,990,760 Common Shares, comprised of a replenishment of the 2,490,760 Common Shares previously issued pursuant to the Stock Option Plan, and an incremental increase of 1,500,000 Common Shares.

Cashless Settlement of Option Exercises

In order to minimize the level of dilution resulting from the Stock Option Plan and to facilitate the exercise of options by optionees who are not resident in Canada, the Board has approved a “cashless” settlement alternative whereby, at the election of the option holder, the value of the options at the time of exercise is settled by the surrendering of the options for “Substituted Rights” and the immediate conversion of those rights into Common Shares. The result of the cashless settlement is that dilution is significantly reduced by reducing the number of Common Shares that are issued under the Stock Option Plan. As opposed to issuing a number of Common Shares equivalent to the number of options that have been exercised, the number of Common Shares to be issued is to be determined by the following formula:

Number of Voting Shares	=	Number of Substituted Rights	x	(Market Price(1) - Option Price(2))
Market Price(1)

(1)

“Market Price” means the closing price of the Common Shares on the Toronto Stock Exchange (the “TSX”) on the day immediately prior to the exercise of the Options; and

(2)

“Option Price” means the exercise price of the stock option.

By way of illustration, an optionee exercising 1,000 Options with an Exercise Price of $28.00 per Common Share when the Current Price is $33.00 per Common Share would receive, on a “cashless” exercise, 152 Common Shares ((1,000 x (33.00 – 28.00)) ÷ 33.00).  The actual number of Common Shares issued under such “cashless” exercise is substantially reduced from the number of Common Shares which the Corporation reserved and would otherwise have to issue under the Stock Option Plan (152 Common Shares as opposed to 1,000 Common Shares in the example above).

Black-Out Periods

As part of the Corporation’s corporate governance practices, the Corporation has adopted policies which impose trading restrictions preventing officers, directors and employees from trading in securities of the Corporation (including exercising stock options) during certain periods (a “Black-Out Period”).  Pursuant to the Option Plan Amendments, if the expiry date of an option granted under the Stock Option Plan would otherwise occur during or within ten days following a Black-Out Period, the expiry date of such option shall be extended to the first business day which is at least ten days after the end of the Black-Out Period.

Future Amendments of the Stock Option Plan

On June 6, 2006, the TSX published a Staff Notice regarding amending procedures for security based compensation arrangements.  Previously, shareholder approval was required for an amendment to security based compensation arrangements if the TSX considered the amendment to be material, or if the plan itself required shareholder approval for the specific amendment. The new rules published by the TSX allow shareholders to determine the types of amendments that require shareholder approval.  The TSX now advises that security based compensation plans should contain detailed provisions that specify those amendments requiring shareholder approval and those that can be made without shareholder approval. Effective as of June 30, 2007, if a security based compensation arrangement does not contain a detailed amendment procedure, then every amendment will require specific shareholder approval, even simple “housekeeping” amendments.

The Stock Option Plan currently provides that subject to any required regulatory approvals, the Board may at any time amend or terminate the Stock Option Plan.  Pursuant to the Option Plan Amendments, the existing provision relating to amendment of the Stock Option Plan would be deleted, and replaced with a new provision whereby the Board may from time to time amend the Stock Option Plan without approval from shareholders of the Corporation, other than with respect to the following matters:

(a)

the maximum number of Common Shares reserved for issuance under the Stock Option Plan;

(b)

a reduction in the exercise price for options held by insiders of the Corporation;

(c)

an extension to the term of any option held by insiders of the Corporation;

(d)

an increase in any limit on grants of options to insiders set out in the Stock Option Plan; and

(e)

amendment provisions granting additional powers to the board of directors to amend the plan or entitlements without security holder approval.

Existing Terms of the Stock Option Plan

The material provisions of the Stock Option Plan are as follows: (a) the total number of shares which may be reserved for issuance to any one individual, together with all other outstanding stock options granted to such individual, shall not exceed 2% of the outstanding shares of the Corporation; (b) the maximum number of shares which may be reserved for issuance to insiders is 10% of the Corporation’s outstanding shares; (c) options are only granted to service providers; (d) the purchase price for the shares of the Corporation under each option is the closing price of the Corporation’s Common Shares on the trading date immediately prior to the option grant; (e) the term of the options shall not exceed 10 years; (f) each optionee shall be entitled to exercise his or her option in respect of the full number of optioned shares upon the occurrence of an acceleration event, which is generally a change of control or the liquidation of the Corporation; (g) optionees may exercise their vested options, within 90 days of ceasing to be a service provider or within one year in the event of death; (h) the options are non-assignable; (i) the Board may amend the Plan subject to regulatory approval, and, if required as a condition of regulatory approval, shareholder approval; pursuant to the Option Plan Amendments, this provision would be replaced with a more specific provision, as described above under “Future Amendments of the Stock Option Plan”; and (j) the Corporation has not provided, and does not provide, any financial assistance to optionees to facilitate the exercise of options granted pursuant to the Stock Option Plan.

Approval of the Option Plan Amendments

The Option Plan Amendments are conditional upon acceptance by the TSX and approval by the shareholders of the Corporation.  At the Meeting, shareholders will be asked to pass a resolution ratifying and approving the Option Plan Amendments The resolution is attached to this Circular as Schedule 2.  A simple majority of the votes cast on the matter is required for approval, exclusive of votes attaching to shares held by insiders eligible to participate in the Stock Option Plan or their associates.  To the knowledge of the Corporation, an aggregate of 788,535 Common Shares are held by insiders eligible to participate in the Stock Option Plan and their associates.

Other Matters

Management does not know of any other matters to be presented to the Meeting.  If other matters should be properly presented at the Meeting, the persons named in the accompanying form of proxy will vote the Common Shares represented by such proxy with respect to such matters in accordance with their best judgment.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Directors are elected annually and hold office until a successor is elected at a subsequent annual meeting of the Corporation, unless a director’s office is earlier vacated in accordance with the by-laws of the Corporation.  The following are the nominees for election to the Board of the Corporation:

Name of Director	Biography
Matthew W. Barrett(2) Director since January 15, 2008 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 2,505 Value of Shares(5): $61,598

Matthew Barrett, age 63, of London, England, is the former Chairman and CEO of Barclays PLC. He began his career at the Bank of Montreal in 1962 and built a career at the bank where he held a variety of management positions in international banking and treasury during his 37 year tenure. He was appointed President and Chief Operating Officer in 1987. In 1989, he was appointed Chief Executive Officer and was named Chairman and Chief Executive Officer in 1990. In 1999, Mr. Barrett accepted the position of Group Chief Executive of Barclays Bank PLC and was appointed Chairman in 2004. Mr. Barrett was previously a member of the Federal Reserve Bank of New York International Advisory Committee and previously served on the board of directors of Molson, Inc., and Seagram Corporation.  He is an officer of the Order of Canada.

Name of Director	Biography
Micheline Bouchard(2)(4) Director since January 15, 2008 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 2,505 Value of Shares(5): $61,598

Micheline Bouchard, age 60, of Montreal, Quebec, Canada, is the former President and Chief Executive Officer of ART Advanced Research Technologies, a biomedical company based in Montreal. Prior to that, Ms. Bouchard was Global Corporate Vice-President of Motorola Inc. in the US after serving as President and Chief Executive Officer of Motorola Canada in Toronto. In addition, Ms. Bouchard served as a Vice President of business development Canada and Vice President of Quebec operations during her tenure at Hewlett-Packard Canada, Ltd. She holds a Bachelor's degree in Engineering Physics and a Master's Degree in  Electrical Engineering, both from Polytechnique, Montreal. She currently serves on the board of directors of Telus Corporation, Citadel Group of Funds and Home Capital/Home Trust. She is a member of the Order of Canada.

Robert A. Gannicott Chairman and Chief Executive Officer Director since June 19, 1992 Common Shares(1): 759,720 Stock Options: 979,330 Value of Shares(5): $18,681,515 Value of Options(6): $8,071,224

Robert A. Gannicott, age 60, of Toronto, Ontario, Canada, was appointed the President and Chief Executive Officer of the Corporation in September 1999.  Upon the appointment of Mr. O'Neill as President on April 15, 2004, Mr. Gannicott continued his duties as Chief Executive Officer and was appointed Chairman of the Board on June 22, 2004.  A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and in Greenland. He has recently chaired the CIM/OSC Diamond Exploration Disclosure Committee.

Noel Harwerth Proposed Director Common Shares(1): Nil Stock Options: Nil Deferred Share Units: Nil Value of Shares(5): Nil

Noel Harwerth, age 60, of London, England, served as Chief Operating Officer of Citibank International PLC from 1998 and 2003.  Prior to that, she served as Chief Tax Officer of Citigroup, Dun & Bradstreet Corporation and Kennecott Copper Corporation.  She holds a Jurisdoctor degree from the University of Texas Law School.  She currently serves on the board of directors of, Royal & Sun Alliance Insurance, Logica Group, Corporate Services Group, Anglo Irish Bank and is Deputy Chairman of Sumitomo Mitsubishi Banking Europe. Mrs. harwerth serves on the U.K. Public Services Industry Advisory Panel and was appointed by the U.K. Government to the board of the Tote.

Daniel Jarvis Proposed Director Common Shares(1): 1,000 Stock Options: Nil Deferred Share Units: Nil Value of Shares(5): $24,590

Daniel Jarvis, age 57, of Toronto, Ontario, Canada, is currently a consultant for Abercrombie & Kent. In 1989, Mr. Jarvis joined Intrawest Corporation as Executive Vice-President and Chief Financial Officer.  During his term, he took the company public in 1990 and acquired numerous resorts and other recreational assets.  In 2004, he accepted the position of President and Chief Executive Officer of Intrawest Leisure and Travel Group.  In 2006, the company was acquired by Fortress Canada Investment Corporation.  He holds a Bachelor's degree in Economics from Queen’s University and an MBA from Harvard University.

Name of Director	Biography
Lyndon Lea(3)(4) Director since December 3, 2004 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 12,076 Value of Shares(5): $296,949

Lyndon Lea, age 39, of London, England, is a founding partner of Lion Capital and is responsible for its management.  Prior to founding Lion Capital in 2004, he was a partner of Hicks, Muse, Tate & Furst whose European business he co-founded in 1998. Mr. Lea currently serves on the boards of Yell Group plc, Weetabix Limited, Wagamama Group Limited, Orangina B.V., Kettle Foods Group, American Safety Razor Company and Vaasan & Vaasan.

Laurent E. Mommeja(2)(3) Director since June 22, 2004 Common Shares: (1) Nil Stock Options: Nil Deferred Share Units: 5,823 Value of Shares(5): $143,188

Laurent E. Mommeja, age 51, of Paris, France, Managing Director of Hermès Maison and  President of  La Compagnie des Arts de la Table, a subsidiary of Hermès International, has extensive marketing experience in the luxury goods industry. He is in charge of the development of Hermès Maison, Hermès Tableware,  Puiforcat Silversmith and Saint-Louis Crystal. He has had assignments in different countries in his 25 years with Hermès.  Previously, he was the Europe and Middle East Director of Hermès International.  Prior to that, Mr Mommeja lived in the United States for 14 years where his last assignment was President and CEO of Hermès Paris Inc., the US subsidiary of Hermès International.

Thomas J. O'Neill President Director since July 22, 2002 Common Shares(1): Nil Stock Options: 135,000 Value of Options(6): Nil

Thomas J. O’Neill, age 55, of Paris, France, was appointed the President of the Corporation and Chief Executive Officer of the Corporation's subsidiaries, Harry Winston, Inc. and H.W. Holdings, Inc., on April 15, 2004. Prior to his appointment, Mr. O'Neill was a director and President Worldwide, Burberry Group plc, a British retailer and luxury goods company. Mr. O’Neill's career in luxury retailing includes senior executive positions with Tiffany & Co, Louis Vuitton and LVMH.  He is a director of C & J Clark Limited, U.K.

J. Roger B. Phillimore Director since November 17, 1994 Common Shares: 25,000 Stock Options: 90,000 Deferred Share Units: 26,447 Value of Shares(5): $1,265,082 Value of Options(6): $80,600

J. Roger B. Phillimore, age 58, of London, England, is a corporate director and advisor to companies primarily in the natural resource industry. He is the Deputy Chairman of Lonmin plc, a mining corporation based in Britain.  Prior to 1993, he was Joint Managing Director of Minorco S.A.

(1)

“Common Shares” refers to the number of Common Shares of the Corporation owned by each nominee for election as director and includes all Common Shares beneficially owned, directly or indirectly, or over which such nominee exercised control or direction. Such information, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)

  Member of the Audit Committee.

(3)

Member of the Human Resources and Compensation Committee.

(4)

Member of the Nominating & Corporate Governance Committee.

(5)

“Value of Shares” represents the total market value of the Common Shares and deferred share units (“DSUs”) held by each nominee.  Value is determined by multiplying the number of Common Shares and DSUs held by each nominee as of March 31, 2008 by the closing price of the Corporation’s Common Shares on the TSX on such date ($24.59) (in this section the “Closing Price”).

(6)

“Value of Options” represents the total market value of the unexercised stock options held by each nominee.  The value is determined by multiplying the number of unexercised options held by each nominee as of March 31, 2008 by the difference between the Closing Price on the TSX and the exercise price of such options.

Compensation of Directors

The Corporation's policy with respect to directors' compensation was developed by the Nominating & Corporate Governance Committee with reference to comparative data and recommendations of the Corporation's compensation consultants.

During the fiscal year ended January 31, 2008, each director was paid an annual retainer of $60,000.00, which was paid in semi-annual installments. The Chair of the Audit Committee was paid an annual retainer of $15,000.00 and the Chair of the Nominating & Corporate Governance Committee and the Human Resources and Compensation Committee were each paid an annual retainer of $5,000.00.  Effective February 1, 2008, the cash retainer, including Chair’s retainers, will be paid on a quarterly basis.  Non-executive directors were paid $1,500.00 per meeting of the Board or any Committee of the Corporation for which they attended in person or participated in by conference call, with an extra meeting fee of $1,500.00 for directors who traveled from out of the province. Directors were also entitled to be reimbursed for all travel and out-of-pockets costs properly incurred in carrying out their duties as directors.

Effective as of February 1, 2004, the Corporation adopted a Deferred Share Unit Plan (the “DSU Plan”) for its directors. During the fiscal year ended January 31, 2008, non-executive directors received an annual grant of 1,500 DSUs under the DSU Plan.  The value of the grant of DSUs to each non-executive director was $70,125 based upon a share price of $46.75 on February 1, 2007.  Non-executive directors receive an initial grant of 2,500 DSUs when they are first appointed to the Board, and an annual grant of 1,500 DSUs.  Effective February 1, 2008, the annual grant of DSUs are payable in four equal quarterly installments, the first of which commenced on February 1, 2008.

DSUs granted under the DSU Plan vest immediately, but are only redeemable upon retirement from the Board, or upon death. Directors may also elect to take all or a portion of their annual retainer and meeting fees in the form of DSUs. When a dividend is paid on the Corporation’s Common Shares, each director’s DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of the Corporation’s Common Shares. The value of the DSUs credited to a director is payable after he or she ceases to serve as a director of the Corporation. The value is calculated by multiplying the number of DSUs in the director’s account by the market value of a Common Share of the Corporation to the time of payment. With the introduction of the DSU Plan, a decision was made to discontinue stock option grants to the non-executive directors.

The Corporation has adopted share ownership guidelines for directors, requiring each director to own Common Shares of the Corporation, or hold DSUs, having a value of $200,000, within five years of joining the Board.

In addition to his regular director's compensation, J. Roger B. Phillimore was paid $275,000 during the fiscal year in respect of consulting services in accordance with a consulting agreement dated September 1, 1999.

Non-Executive Director Compensation for Period Ended January 31, 2008

Directors(1)	Board Retainer ($)	Committee Chair Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Travel Fees ($)	% of Retainer & Meeting Fees Taken in DSUs	Value of Annual Grant of DSUs ($)	Other Fees ($)	Total ($)
Matthew W. Barrett(2)	-	-	1,500	-	1,500	100%	61,875(3)	-	64,875
Micheline Bouchard(2)	-	-	1,500	-	1,500	100%	61,875(3)	-	64,875

Directors(1)	Board Retainer ($)	Committee Chair Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Travel Fees ($)	% of Retainer & Meeting Fees Taken in DSUs	Value of Annual Grant of DSUs ($)	Other Fees ($)	Total ($)
Lars-Eric Johansson	60,000	20,000	7,500	9,000	4,500	100%	70,125(4)	-	171,125
Lyndon Lea	60,000	-	6,000	6,000	4,500	100%	70,125(4)	-	146,625
Laurent E. Mommeja	60,000	-	4,500	7,500	4,500	0%	70,125(4)	-	146,625
J. Roger B. Phillimore	60,000	-	9,000	-	7,500	100%	70,125(4)	275,000(5)	421,625
John M. Willson	60,000	5,000	9,000	15,000	6,000	50%	70,125(4)	-	165,125

(1)

The Chairman and Chief Executive Officer, Robert A. Gannicott, and the President, Thomas J. O’Neill, did not receive any compensation for serving as directors of the Corporation.

(2)

Elected to the Board on January 15, 2008

(3)

Value of initial grant of 2,500 DSUs is based on a share price of $24.75 on January 14, 2008.

(4)

Value of annual grant of 1,500 DSUs is based on a share price of $46.75 on February 1, 2007

(5)

Fees in respect of consulting services which are paid in cash on a monthly basis.

BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS

The information presented below reflects meetings of the Board and Committees held and attendance of the directors proposed for election for the fiscal year ended January 31, 2008. Robert A. Gannicott, Chief Executive Officer of the Corporation, Thomas J. O’Neill, President of the Corporation, and J. Roger B. Phillimore, were not members of any of the Corporation's Committees during the year.

Summary of Board and Committee Meetings Held

Meetings
Board of Directors:	6
Audit Committee:	5
Nominating & Corporate Governance Committee:	2
Human Resources and Compensation Committee:	3

Summary of Attendance of Directors

Committee Meetings Attended
	Board Meetings Attended	Audit	Nominating & Corporate Governance	Human Resources and Compensation
Matthew W. Barrett(1)	1/1	N/A	N/A	N/A
Micheline Bouchard(1)	1/1	N/A	N/A	N/A
Robert A. Gannicott	6/6	N/A	N/A	N/A
Lars-Eric Johansson(2)	5/6	5/5	1/2	N/A
Lyndon Lea	4/6	N/A	2/2	3/3
Laurent E. Mommeja	3/6	2/5	N/A	3/3
Thomas J. O’Neill	6/6	N/A	N/A	N/A
J. Roger B. Phillimore	6/6	N/A	N/A	N/A
John M. Willson(2)	6/6	5/5	2/2	3/3

(1)

Appointed to the Board on January 15, 2008.

(2)

Not standing for re-election

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as described in this section, no informed person of the Corporation, proposed director of the Corporation and no associate or affiliate of such informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s last completed fiscal year or in any proposed transaction, which, in either case, has materially affected or would materially affect the Corporation or any of its subsidiaries.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation maintains a directors' and officers' liability insurance policy with a policy limit of US$40,000,000 that is subject to deductibles between US$100,000 and US$500,000.  The policy is renewed annually. The current policy has an annual premium of US$540,000 and expires September 30, 2008.

The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. The policy also provides protection to the Corporation for claims made against directors and officers for which the Corporation has granted directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As of the date hereof, no director, executive officer or senior officer of the Corporation, or proposed nominee for election as director, or any of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity which has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE

The Corporation is listed on the TSX.  On November 16, 2007, the Corporation de-listed from NASDAQ, and on November 19, 2007 listed on the New York Stock Exchange (the “NYSE”).  The Corporation is required to comply with the Sarbanes-Oxley Act of 2002, the rules adopted by the United States Securities and Exchange Commission (“SEC”) pursuant to that Act, and the NYSE corporate governance rules as they apply to foreign private issuers. The Canadian Securities Administrators (“CSA”) has also adopted rules relating to audit committees and disclosure of corporate governance practices under Multilateral Instrument 52-110 – Audit Committees (“MI52-110”) and National Instrument 58-101 –Disclosure of Corporate Governance Practices (“NI58-101”).

The Corporation has complied with Section 5.1 of MI52-110, and the disclosure required by Form 52-110F1 is included in the Corporation’s Annual Information Form under Item 8 – Audit Committee.

The Corporation has amended its governance practice as regulatory changes have come into effect in recent years and will continue to follow regulatory changes and consider amendments to its governance practices as appropriate.  The disclosure required pursuant to Form 58-101F1 of NI58-101 is set out in Schedule 1 of this Management Proxy Circular.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to the quality and integrity of financial information, reporting disclosure, risk management, the performance, qualifications and independence of the external auditor, the performance of the internal audit function, and legal and regulatory compliance.

In December of 2007, the Audit Committee and the Nominating & Corporate Governance Committee reviewed the Audit Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed.  These recommendations were approved by the Audit Committee on December 12, 2007, and by the Nominating & Corporate Governance Committee on January 14, 2008.  The Charter is attached as Appendix 1 to the Corporation’s Annual Information Form, and is available on the Corporation's website.

To assist in the timely fulfillment of its Charter, the Audit Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

•

reviewed with management and the external auditors the Corporation’s Quarterly and Annual Financial Statements and Management’s Discussion and Analysis. The Committee approved the Corporation’s Quarterly Financial Statements and accompanying Management’s Discussion and Analysis, and approved and recommended for approval by the Board the Annual Financial Statement and Annual Management’s Discussion and Analysis. The Committee concluded that these documents were complete, and fairly presented in accordance with generally accepted accounting principals that were consistently applied.;

•

arranged for and reviewed the reports provided to the Committee by management and the external auditors on the Corporation’s internal control environment as it pertains to the Corporation’s financial reporting process and controls;

•

reviewed and discussed significant financial risks or exposures and assessed the steps management had taken to monitor, control, report and mitigate such risks to the Corporation;

•

reviewed the effectiveness of the overall process for identifying the principal risks affecting the achievement of business plans, and provided the Committee’s view to the Board;

•

reviewed legal and regulatory matters that could have a material impact on the interim or annual financial statements, related corporation compliance policies, and programs and reports received from regulators or governmental agencies;

•

reviewed policies and practices with respect to hedging activities;

•

met on a regular basis with the external auditors without management present, and arranged for the external auditors to be available to attend Committee meetings;

•

reviewed and discussed with the external auditors all significant relationships that the external auditors and their affiliates had with the Corporation and its affiliates in order to determine the external auditors’ independence;

•

reviewed and evaluated the performance of the external auditors and the lead partner of the external auditors’ team, made a recommendation to the Board regarding the reappointment of the external auditors at the annual meeting of the Corporation’s shareholders, the terms of engagement of the external auditors, together with their proposed fees, external audit plans and results, and the engagement of the external auditors to perform non-audit services, together with the fees therefor, and the impact thereof, on the independence of the external auditors; and

•

reviewed and submitted to the Nominating & Corporate Governance Committee for approval:

•

Charter for the Audit Committee; and

•

Internal Audit Department Charter.

The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2008.

On behalf of the members of the Audit Committee:  Matthew W. Barrett (Chair), Micheline Bouchard, Laurent E. Mommeja and John M. Willson.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The primary functions of the Human Resources and Compensation Committee are to assist the Board in carrying out its responsibilities by reviewing compensation and human resources issues and to make recommendations to the Board as appropriate.

In 2008, the Human Resources and Compensation Committee and the Nominating & Corporate Governance Committee reviewed the Human Resources and Compensation Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed.  These recommendations were approved by the Human Resources and Compensation Committee on January 14, 2008.  The Charter is available on the Corporation's website.

To assist in the timely fulfillment of its Charter, the Human Resources and Compensation Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

•

reviewed and submitted to the Board:

•

the Corporation’s overall executive compensation strategy;

•

the corporate compensation plan and benefit plans including proposed salary ranges, merit increases, bonuses, stock options, Restricted Share Units, long term incentive plan and any other form of compensation;

•

the Chief Executive Officer’s recommendation for salaries, budgets, organization and manpower plans, and succession planning;

•

performance appraisals and overall compensation as recommended by the Chief Executive Officer for senior officers earning in excess of $250,000;

•

after consultation with the Chief Executive Officer, the appointment of new officers;

•

the compensation of the Chief Executive Officer;

•

the consultant’s performance and re-appointment;

•

approved and reported to the Board:

•

the terms of employment contracts with senior management, including termination benefits;

•

the granting of restricted share units (“RSUs”) pursuant to a Restricted Share Unit Plan (the “RSU Plan”);

•

approved its report for disclosure in the Management Proxy Circular on Executive Compensation;

•

reviewed and assessed management development programs to enhance individual effectiveness and preparedness for greater responsibilities;

•

reviewed its performance, and reported to the Board thereon; and

•

reviewed its charter and submitted it to the Nominating & Corporate Governance Committee for approval.

The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2008.

On behalf of the members of Human Resources and Compensation Committee:  John M. Willson (Chair), Laurent E. Mommeja and Lyndon Lea.

REPORT OF THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The mandate of the Nominating & Corporate Governance Committee is to manage the corporate governance system for the Board and to assist the Board in fulfilling its duty to meet the applicable legal, regulatory and self-regulatory business principles and codes of best practice of corporate behaviour and conduct.

In 2008, the name of the Corporate Governance Committee was changed to the Nominating & Corporate Governance Committee.  The members of the Nominating & Corporate Governance Committee reviewed its Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed.  These recommendations were approved by the Board on January 15, 2008.  The Charter is available on the Corporation's website.

To assist in the timely fulfillment of its Charter, the Nominating & Corporate Governance Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

•

monitored the effectiveness of the corporate governance system regularly and recommended changes to the Board;

•

reviewed the relationship between management and the Board and recommended changes to the Board;

•

reviewed polices governing Board size, composition, selection criteria, nominating process, succession planning and retirement age;

•

reviewed director compensation and made recommendations to the Board;

•

reviewed its charter and submitted it to the Board for approval;

•

reviewed and approved:

•

Charter for the Audit Committee;

•

Charter for the Human Resources and Compensation Committee;

•

Internal Audit Department Charter;

•

Guidelines and responsibilities for the Board of Directors;

•

Guidelines and responsibilities for the Lead Director of the Board;

•

Guidelines and responsibilities for the Chairman of the Board and Chief Executive Officer;

•

Corporate Governance Guidelines;

•

Mandate/Position description for the Committee Chair;

•

Policy on Corporate Disclosure, Confidentiality and Employee Trading;

•

Insider Trading Policy;

•

Corporate Security Policy;

•

Whistleblower Protection Policy; and

•

Code of Ethics and Business Conduct;

•

reviewed the DSU policy and awarded DSUs;

•

prepared for disclosure to shareholders a report which describes the Corporation’s governance practices;

•

reviewed the credentials of nominees for re-election as directors against criteria and conflicts of interest, changes in occupation and issues of independence;

•

recommended to the Board candidates for nomination for election as directors based on selection criteria and individual characteristics;

•

recommended to the Board the allocation of Board members to the various Committees of the Board;

•

reviewed, approved and reported to the Board on directors and officers insurance;

•

considered the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members;

•

reviewed any significant ethics related contraventions of regulation or policies; and

•

determined orientation and education programs for new Board members and continued development of all members of the Board.

The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2008.

On behalf of the members of the Nominating & Corporate Governance Committee:  John M. Willson. (Chair), Micheline Bouchard and Lyndon Lea.

STATEMENT OF EXECUTIVE COMPENSATION

Executive Compensation

The compensation of the Chief Executive Officer, the Chief Financial Officer and the three Named Executive Officers of the Corporation, as defined in Form 51-102F6 – Statement of Executive Compensation of National Instrument 51-102 – Continuous Disclosure Obligations, who were serving at the fiscal year ended January 31, 2008 is set out in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth the compensation awarded, paid to or earned by the Corporation’s Named Executive Officers during the three most recently completed fiscal years ended January 31, 2008. Thomas J. O’Neill, has an executive position with the Corporation and with its wholly owned subsidiary, Harry Winston, Inc.  Ronald Winston has an executive position with Harry Winston, Inc.:

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Securities Under Options/SARs Granted (#)	Restricted Shares or Restricted Share Units ($)(4)	LTIP Payouts ($)	All Other Compensation ($)(5)(8)
Robert A. Gannicott(1)(2) Chief Executive Officer	2008 2007 2006	950,000 900,000 840,000	1,000,000 850,000 952,500	Nil Nil Nil	Nil Nil Nil	Nil 465,300 Nil	Nil Nil Nil	63,561 62,220 50,986
Alice Murphy(6) Chief Financial Officer	2008 2007 2006	383,599 394,000 386,250	157,000 148,000 154,500	Nil Nil Nil	Nil Nil Nil	Nil Nil 104,725	Nil Nil Nil	1,119,390 5,714 5,815
Alan S. Mayne(7) Chief Financial Officer	2008	18,034	Nil	Nil	100,000	127,600	Nil	272
Thomas J. O’Neill(2) President of the Corporation and Chief Executive Officer of Harry Winston, Inc.	2008 2007 2006	1,060,300 1,135,933 1,200,520	505.500 567,967 665,448	Nil Nil Nil	Nil Nil Nil	497,090 514,250 460,790	Nil Nil Nil	16,805 41,314 28,424

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Securities Under Options/SARs Granted (#)	Restricted Shares or Restricted Share Units ($)(4)	LTIP Payouts ($)	All Other Compensation ($)(5)(8)
Ronald Winston Chairman of Harry Winston, Inc.	2008 2007 2006	795,225 851,950 1,205,734	Nil Nil Nil	40,453 135,349 175,458	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
James Pounds Senior Vice-President Diamond Management	2008 2007 2006	551,250 525,000 508,544	224,000 273,000 190,000	Nil Nil Nil	Nil Nil Nil	Nil 232,650 116,300	Nil Nil Nil	27,204 12,517 6,466

(1)

The total value of the annual compensation for the Chief Executive Officer, Robert A. Gannicott in 2008, consisting of salary, bonus, RSUs and additional RSUs awarded based on nominal equivalents of dividends of the Corporation’s Common Shares, was $2,013,561.  No RSUs were issued to Robert A. Gannicott in fiscal 2008;

(2)

Subsequent to the mailing of the Management Proxy Circular of the Corporation dated April 17, 2006, additional bonuses were awarded.  The amounts disclosed in fiscal 2006 have been adjusted for the following increases: Robert Gannicott from $840,000 to $952,500 and Thomas J. O’Neill from US$500,000 to US$554,300.

(3)

The other annual compensation for Ronald Winston represents US$38,152 related to allowances for life insurance and an automobile lease with related costs in each of 2006 to 2008.  In addition Mr. Winston earned a fee of US$81,000 in 2007 and US$108,000 in 2006 for services rendered under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc for advisory services provided by Mr. Winston as a shareholder of HW Holdings, Inc. Perquisites and other personal benefits for the other Named Executive Officers are not included since they do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(4)

The amounts shown for each Named Executive Officer, other than as provided below, represent the value of RSUs awarded under the Corporation’s RSU Plan on the day the RSUs are awarded. The value for 2006 was determined based on a share price of $41.89 on February 1, 2005.  The value for 2007 for Thomas J. O’Neill was determined based on a share price of $46.75 on February 1, 2006.  The value for 2007 for the other Named Executive Officers was based on a share price of $46.53 on March 14, 2006.  The value for 2008 was determined based on a share price of $45.19 on February 1, 2007.  These RSUs vest and are paid out at the end of three years. Details of the RSU Plan can be found in the Human Resources and Compensation Committee’s Report on Executive Compensation.  The amounts shown for Mr. O’Neill represent 11,000 RSUs granted to him each year pursuant to his employment agreement. The table below shows the number of RSUs outstanding for each Named Executive Officer, and their value at January 31, 2008.

RESTRICTED SHARE UNITS OUTSTANDING AS OF JANUARY 31, 2008

Name	Number of Units	Value
Robert A. Gannicott	34,732	$905,106
Alice Murphy	2,687	$66,503
Alan Mayne	5,011	$124,022
Thomas J. O’Neill	34,617	$856,771
James Pounds	7,936	$219,161

The table below shows the number of RSUs granted in the fiscal year. The payout value will be based upon the 5 day average closing price of the Corporation’s Common Shares prior to the payout date, and will include accumulated dividend equivalents automatically credited.

RESTRICTED SHARE UNIT AWARDS GRANTED

Name	Units Granted	Period until Payout
Alan S. Mayne	5,000	3 years
Thomas J. O’Neill	11,000	3 years

The table below shows the payouts of RSUs granted in prior years, the values of which were previously reported in the Summary Compensation Table.  2008 was the first year of payouts of RSUS.  The payout value was based upon the 5 day average closing price of the Corporation’s Common Shares prior to the payout date, and include accumulated dividend equivalents automatically credited:

PAYOUTS OF RESTRICTED SHARE UNITS

Name	Year Awarded	Year Paid	Payout Amounts
Robert A. Gannicott	2005	2008	$782,160
Alice Murphy	2005	2008	$93,616
Thomas J. O’Neill	2005	2008	$505,128
James Pounds	2005	2008	$115,112

(5)

The amounts shown represent the value of additional RSUs awarded based on nominal equivalents of dividends on the Corporation’s Common Shares.

(6)

Alice Murphy’s employment with the Corporation ended on January 20, 2008.

(7)

Alan S. Mayne was appointed the Chief Financial Officer of the Corporation on January 21, 2008.

(8)

Mr. O’Neill’s executive employment agreement provides for the payment of deferred compensation in the amount of US$5,000,000 to compensate him for the loss of the long term incentive benefits that he held with his previous employer, vesting over a three year period commencing July 1, 2004, which may be placed in a deferral account at the option of Mr. O’Neill. Mr. O’Neill’s executive employment agreement also provides him with the opportunity to earn an amount equal to the 4% of the increase in the value of Harry Winston, Inc. from the time it became a subsidiary of the Corporation (more fully discussed in this Management Proxy Circular under “Long Term Incentive – Phantom Equity” on page 25).

Options Grants

No stock options were re-priced during the year ended January 31, 2008.  The following table sets outs the only option grant of the Corporation during the year ended January 31, 2008.

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date
Robert A. Gannicott	N/A	N/A	N/A	N/A	N/A
Alice Murphy	N/A	N/A	N/A	N/A	N/A
Alan S. Mayne	100,000	100%	$25.52	$25.52	January 21, 2018
Thomas J. O’Neill	N/A	N/A	N/A	N/A	N/A
Ronald Winston	N/A	N/A	N/A	N/A	N/A
James Pounds	N/A	N/A	N/A	N/A	N/A

Option Exercises and Year-end Option Values

The following table sets forth any exercises of, and the year-end value of, incentive stock options held by the Corporation's Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED

FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES

			Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Robert A. Gannicott	Nil	N/A	951,830	27,500	8,194,316	0
Alice Murphy	Nil	N/A	100,000	0	0	0
Alan S. Mayne	Nil	N/A	0	100,000	0	0
Thomas J. O’Neill	Nil	N/A	110,000	25,000	0	0
Ronald Winston	Nil	N/A	Nil	Nil	Nil	Nil
James Pounds	Nil	N/A	60,000	0	0	0

(1)

Based on the last trade of the Common Shares on the TSX prior to the close of business on January 31, 2008, of $24.75.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of January 31, 2008, concerning options outstanding pursuant to the Corporation’s existing stock option plan, which has been approved by the shareholders of the Corporation and which is the only compensation plan of the Corporation under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Common Shares remaining available for future issuance under the stock option plan
Stock Option Plan	1,719,338	$23.52	289,902

Employment Contracts

The Corporation has executive employment agreements with Robert A. Gannicott, Thomas J. O’Neill, Alan S. Mayne, Alice Murphy, Ronald Winston and James Pounds. The compensation set out in the Summary Compensation Table reflects the compensation levels contained in the various agreements, subject to periodic review by the Human Resources and Compensation Committee.

Robert A. Gannicott’s executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to three times his annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to three times the greater of: (a) his last year’s bonus; or (b) the average of his bonuses for the last two fiscal periods.

Thomas J. O’Neill’s executive employment agreement provides that if his employment is terminated without cause he will be entitled to receive a payment equal to three years annual base salary in effect on the date of termination.

Alan Mayne’s executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to two times his annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to two times the greater of: (a) his last year’s bonus; or (b) the average of his bonuses for the last two fiscal periods.

Alice Murphy’s services with the Corporation ended on January 21, 2008.  Her executive employment agreement provided that if her employment was terminated without just cause, she would be entitled to receive a payment equal to two times her annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to two times the greater of: (a) her last year’s bonus; or (b) the average of her bonuses for the last two fiscal periods.  Payments made to Alice Murphy are set out in the Summary Compensation Table under “All Other Compensation” on page 19 of this Management Proxy Circular.

Ronald Winston’s executive employment agreement is a five year contract dated from March 31, 2004 that provides for (a) an annual base salary of US$1,000,000 until December 31, 2006, and US$750,000 thereafter; and (b) health benefits.  His agreement further provides that if his employment is terminated without cause, he will be entitled to receive a payment equal to his then current annual base salary for the remainder of the contract period, but in any event not less than one year of the current annual base salary, plus employee benefits to the end of the contract period.

James Pounds executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to two times his gross annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to two times the greater of: (a) his last year’s bonus; or (b) the average of his bonuses for the last two fiscal periods.

Human Resources and Compensation Committee Report on Executive Compensation

The Corporation’s policy for determining executive compensation is based on the following fundamental principles:

•

Management’s fundamental objective is to maximize long term shareholder value;

•

Performance is an important determinant of pay for executive officers; and

•

The executive officers have clear management accountabilities.

In determining compensation for senior executives, the Corporation considers the compensation practices of companies that operate in similar industries and/or that are comparable in size and with whom the Corporation competes for executive talent.  This competitive information is provided by external consultants retained by the Corporation.  Subject to the discretion of the Human Resources and Compensation Committee and the Board, the Corporation seeks to position total compensation, when planned results are achieved, for its executives, including base salary, annual and long-term incentives competitively with that paid by the comparator group, for positions with equivalent responsibilities and scope.

Compensation is comprised of five main components: base salary, annual incentive, mid-term incentive, long-term incentive and benefits.  The Human Resources and Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on individual performance, taking into account leadership abilities, retention risk and succession plans.

The Human Resources and Compensation Committee engaged Hewitt Associates LLC as an independent consultant to provide the Committee with support on executive compensation.  Hewitt Associates LLC provided such services for the fiscal periods of the Corporation commencing February 1, 2006, February 1, 2007 and February 1, 2008, including:

•

Compensation philosophy development;

•

Market data and other market intelligence;

•

Compensation plan design support;

•

Governance and regulatory practices/requirements input; and

•

Assistance in facilitating the management of executive compensation and the execution of the Committee’s mandate.

The decisions made by the Human Resources and Compensation Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations of Hewitt Associates LLC.

The Corporation paid Hewitt Associates LLC fees in the amount of $47,192 (inclusive of GST and disbursements) for the fiscal year ended January 31, 2008 in connection with the above-noted services.

Base Salaries

Base salaries are established according to the criteria set forth above.

Annual Bonus Incentive

Along with the establishment of competitive base salaries and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize high levels of performance by linking achievement of specific goals with variable compensation in the form of annual bonus awards.

The bonus opportunity is established and adjusted, as required, to remain competitive with the Corporation's comparator group of companies.  Target bonus awards range from 30% to 100% of base salary for the executive group.  Actual bonus compensation for executive officers is determined on the basis of corporate, departmental and individual performance.

Mid-term Incentives - RSUs

On April 5, 2004, the Corporation adopted the RSU Plan for employees under which regular employees of the Corporation and its subsidiaries may be granted restricted share units (“RSUs”). The RSU Plan provides compensation opportunities that facilitate recruitment and retention and promote alignment of interest between employees and shareholders of the Corporation.

Under the RSU Plan, selected employees receive an award of RSUs. The RSUs accumulate additional units based on nominal equivalents of dividends of the Corporation’s Common Shares. The RSUs vest and are redeemable on the settlement date determined by the Human Resources and Compensation Committee which may not end later than December 31st, of the third calendar year following the award date. The vesting of RSUs can occur in the case of death, retirement or change of control. The redemption value for a RSU is the five day average closing price of a Common Share of the Corporation prior to the redemption date.

In addition to the mid-term incentive grants of RSUs, the RSU Plan provides that selected employees may elect to receive up to 100% of the employee’s short-term incentive compensation in the form of RSUs. These RSUs are treated in the same manner as the mid-term incentive RSUs, except that they are vested at the time they are granted to the employee.

Long-Term Incentive – Stock Options

Prior to April, 2004, the Corporation relied on the grant of stock options to align management interest with shareholder value.  Grant ranges are established independently each year to provide competitive long-term incentive value with that provided by the comparator group, with significant recognition of contribution and potential in the individual awards.  The options have a ten-year term and an exercise price equal to fair market value at the time of grant. With the introduction of the RSU Plan in April, 2004, significantly less reliance was placed on the grant of stock options as a form of incentive compensation.  The Board and Hewitt Associates LLC, the independent consultant to the Human Resources  Compensation Committee, are of the view that stock options are a more effective form of long term incentive than RSUs.  Accordingly, it is proposed that the use of RSUs will be discontinued and stock options will be granted in the future.  Information regarding the Corporation’s stock option plan can be found in this Management Proxy Circular on pages 7 to 10 (See “Business of the Meeting – Stock Option Plan Amendment”).

Long Term Incentive – Phantom Equity

Harry Winston Inc. implemented a Phantom Stock Award Plan for certain key executives in 2004. The Phantom Stock Award is comprised of two parts, which are both payable in cash: 40% of the Award is a time vested portion which vests on each of the third, fourth, fifth and sixth anniversaries of the executive’s first day of active employment with Harry Winston, and 60% of the Award vests on the date of a change of control of Harry Winston or the date the Corporation acquires 100% of Harry Winston.  100% of the Award vests upon a change of control of Harry Winston or the Corporation.  Vested awards are generally paid out over a period of one year after vesting. The value of the Award for each executive is calculated as a percentage of return on investment, as defined in the agreements as the excess of the fair value of Harry Winston at the date of calculation, over the fair value of Harry Winston at April 2, 2004, adjusted for certain items as defined in the agreements. On September 29, 2006, the Corporation acquired 100% of Harry Winston and, as a result, 60% of the Awards vested and, with the exception of Thomas J. O’Neill, were paid to the executives.  Pursuant to his employment agreement, Mr. O’Neill was entitled to defer payment of his portion of the Award, being $5,094,731, for up to the fifth anniversary of September 29, 2006.  Mr. O’Neill elected to defer his portion of the Award to August 1, 2010. At January 31, 2008, the Corporation has recorded a liability of US$6,295,611 million relating to the Phantom Stock Award Plan.

Benefits

Benefits are maintained at a level that is considered competitive with similar companies.

Chief Executive Officer Compensation

The Summary Compensation Table summarizes the compensation data for the Chief Executive Officer and other Named Executive Officers.

The Chief Executive Officer's annual compensation is set by the Board and comprises the components described above.  The Chief Executive Officer's target bonus opportunity is 100% of his base salary.

The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Human Resources and Compensation Committee.  The goals include both financial and non-financial dimensions, covering performance in the following areas: financial performance, marketing, operations, human resources management, technology and information infrastructure management, strategic planning and corporate governance.

No pension is currently payable to the Chief Executive Officer upon retirement.

Based on a review of the foregoing, and the relevant competitive factors, the Human Resources and Compensation Committee rates the performance of the Chief Executive Officer as part of his performance review and recommends to the Board his compensation based on his and the Corporation's performance.

On behalf of the members of Human Resources and Compensation Committee:  John M. Willson (Chair), Laurent E. Mommeja and Lyndon Lea.

Performance Graph

The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on its Common Shares with the cumulative total return of The S&P/TSX Composite Index (formerly the TSE 300 Composite Index). For this purpose, the yearly change in the Corporation's cumulative total shareholder return is calculated by dividing the difference between the price for the Common Shares at the end and the beginning of the "measurement period" by the price for the Common Shares at the beginning of the measurement period.  "Measurement period" means the period beginning at the market close on the last trading day before the beginning of the Corporation's fifth preceding fiscal year, through and including the end of the Corporation's most recently completed fiscal year.

	2003	2004	2005	2006	2007	2008
Harry Winston Diamond Corporation	$29.10	$46.29	$40.72	$46.52	$45.35	$24.75
Value of $100 Investment	$100.00	$159.07	$139.93	$159.86	$155.84	$85.05

S&P/TSX Composite	6,569.49	8,521.39	9,204.05	11,945.64	13,034.12	13,155.10
Value of $100 Investment	$100.00	$129.72	$140.11	$181.85	$198.42	$200.26

ADDITIONAL INFORMATION

Copies of the Management Information Circular, the Annual Report which contains the comparative audited financial statements of the Corporation, any interim financial statements subsequent to those statements contained in the Annual Report and Management’s Discussion and Analysis, the Annual Information Form, copies of charters of the committees of the Board and the Corporate Governance Guidelines may be obtained from SEDAR at www.sedar.com or free of charge upon request from the Investor Relations Coordinator of the Corporation at P. O. Box 4569, Station “A”, Toronto, Ontario M5W 4T9, (416) 362-2237 or by viewing the Corporation’s web site.  Throughout this Management Proxy Circular, references to document and information available on the Corporation’s website can be found at http://investor.harrywinston.com.

BOARD APPROVAL

The directors of the Corporation have approved the contents and sending of this Management Proxy Circular to the shareholders.

Lyle R. Hepburn

Corporate Secretary

April 15, 2008

SCHEDULE 1 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

(a)

The Board is currently comprised of nine directors, of which six are consider to be unrelated and independent directors within the meaning of Canadian and US securities laws and the NYSE Rules.  A director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Corporation. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s judgment independent of management.  Upon election of the new proposed slate of directors, the Board will continue to consist of six unrelated and independent directors.  The independent directors of the Corporation will be Matthew W. Barrett, Micheline Bouchard, Noel Harwerth, Daniel Jarvis, Lyndon Lea and Laurent E. Mommeja.

(b)

The Board has determined that the related and non-independent directors of the Corporation are: Robert A. Gannicott, the Chief Executive Officer of the Corporation; Thomas J. O'Neill, the President of the Corporation; and J. Roger B. Phillimore, because of his consulting arrangement with the Corporation.

(c)

A majority of the directors of the Corporation are independent as defined in Section 1.2(1) of NI58-101.

(d)

Some of the directors of the Corporation are also directors of other reporting issuers.  The following table outlines the directorships in other reporting issuers held by the members of the Board as of March 31, 2008:

Name of Director	Other Directorships Held
Matthew W. Barrett	None
Micheline Bouchard	Citadel Group of Funds, Home Capital/Home Trust
Robert A. Gannicott	None
Noel Harwerth	Sumitomo Mitsui Banking Corporation Europe, Royal & Sun Alliance Insurance Group PLC, Anglo Irish Bank Corporation PLC and Logica CMG PLC
Daniel Jarvis	None
Lyndon Lea	Yell Group plc
Laurent E. Mommeja	None
Thomas J. O’Neill	C & J Clark Limited, U.K.
J. Roger B. Phillimore	Lonmin plc

(e)

The Board has established a policy of having the independent directors hold meetings chaired by the Lead Director, independent of management and non-independent directors, at each regularly scheduled meeting and at certain special meetings. The Board held six meetings during the last completed fiscal year. At three of such meetings, the independent directors held private sessions.

(f)

The Chairman of the Corporation, Robert A. Gannicott, is a non-independent director. Lars-Eric Johansson, who is not a member of management and who is unrelated and independent, was the Lead Director for the Corporation until January 15, 2008.  On January 15, 2008, John M. Willson was appointed the Lead Director.  It is proposed that Matthew W. Barrett be appointed the Lead Director directly following the Meeting. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties, and to act as a liaison between the Board and management. The Corporation has written guidelines for the Lead Director.  These guidelines are available on the Corporation's website.

(g)

The attendance at Board and Committee meetings for each of the directors proposed for election at the Meeting can be found in this Management Proxy Circular on page 14.

Board Mandate

The Board has the responsibility to manage, or supervise, the management of the business and affairs of the Corporation. The Board selects and appoints the Corporation’s Chief Executive Officer and, through him, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide management, monitors and advises management, sets their compensation and, if necessary, replaces them.

To assist the Board in the implementation of key policies, it delegates some of its responsibility to committees. As part of its duties, the Board reviews, through reports from the Nominating & Corporate Governance Committee, and approves the structure, Charters and composition of its committees. It also receives and reviews regular and timely reports of the activities and findings of those committees.

The fundamental responsibility of the Board is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control.  The Board has adopted specific corporate governance guidelines which are posted on the Corporation’s website under the name Corporate Governance Guidelines.

Position Descriptions

The Corporation has written guidelines for the Chairman and Chief Executive Officer, and for the Chairs of the Committees. These guidelines are available on the Corporation's website.

The Chief Executive Officer’s position description is reviewed by the Board on an on-going basis. Annual objectives for the Corporation and the Chief Executive Officer are developed jointly by the Board and the Chief Executive Officer. The attainment of these objectives is reviewed by the Board. The Chief Executive Officer is also responsible and accountable for pursuing the strategic goals which are considered and adopted by the Board at its annual strategy meetings.

Orientation and Continuing Education

(a)

New directors are provided with a comprehensive information package on the Corporation and its management, and are fully briefed by senior management on the corporate organization and key current issues. Visits to key operations are also arranged for new directors.

(b)

Ongoing training and development of directors consists of similar components, i.e., updated written corporate information, site visits and presentations by experts in numerous fields that are important to the Corporation’s interests. Individual directors may engage outside advisors, with the authorization of the Nominating & Corporate Governance Committee.

Ethical Business Conduct

The Nominating & Corporate Governance Committee is responsible for developing and reviewing, with recommendations to the Board where appropriate, the Corporation’s approach to all matters of corporate governance, and reporting thereon to the Board.  The Corporation has adopted a Code of Ethics and Business Conduct, a Policy on Corporate Disclosure, Confidentiality and Employee Trading, an Insider Trading Policy and a Whistleblower Protection Policy. All of these policies are available on the Corporation's website, and will be provided to any Shareholder who requests them.  The foregoing Code of Ethics and Business Conduct of the Corporation, as amended, has been filed on SEDAR at www.sedar.com.

The SEC and Multilateral Instrument 52-110 – Audit Committees require a Corporation to disclose if it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller.  The Corporation is in compliance. The Corporation has adopted a code of ethics entitled Code of Ethics and Business Conduct which is applicable to all directors, officers and employees of the Corporation and its subsidiaries. The Code of Ethics and Business Conduct provides a framework for directors, officers and employees on the conduct and ethical decision making integral to their work. Management of the Corporation is committed to fostering and maintaining a culture of high ethical standards and compliance, and ensuring a work environment that encourages employees to raise concerns to the attention of management and promptly addressing any employee compliance concerns.

The Code of Ethics and Business Conduct provides that management is responsible for monitoring compliance with the Code and for communicating the Code to employees. Employees are advised that they have a duty to report any known or suspected violation of the Code, including any violation of the laws, rules, regulations or policies that apply to the Corporation. Employees are to report such violations to their supervisor, the Corporate Secretary, or by following the procedures set out in the Corporation’s Whistleblower Protection Policy. It is ultimately the Board’s responsibility for monitoring compliance with the Code. The Board, through its Nominating & Corporate Governance Committee, reviews the Code annually to ensure that it complies with legal requirements and is in alignment with best practices.

The Board has not granted any waiver of the Code of Ethics and Business Conduct. Accordingly, no material change report has been required or filed.

Individual directors are expected to indicate a material interest in any transaction or agreement that the Corporation is considering. Directors who have a material interest in a transaction or agreement would not be present for discussions on such transaction or agreement, and would not participate in any vote on the matter.

Nomination of Directors

The Nominating & Corporate Governance Committee, composed entirely of unrelated and independent directors, considers all proposed nominees for the Board and recommends nominees to the Board. The Committee periodically assesses the skill sets of current directors and recommends desired background and qualifications for director nominees, taking into account the needs of the Board at the time. Breadth of perspective, experience and judgment are critical qualities of a director, and strongly influence the selection criteria for Board membership.  All directors serve, or have served, on a number of corporate boards, and bring a broad base of international experience and expertise to Board deliberations.

The Board assessment is done periodically, and consists of an interview and discussion by the Chair of the Nominating & Corporate Governance Committee with each director on an informal basis. The Committee addresses issues such as director representation in terms of expertise and experience, Board size, director succession planning, meeting quality and efficiency, director contribution and interaction, management effectiveness and the Board’s relationship with management. In addition, the Committee retained the services of Norman Anderson & Associates Ltd. to undertake a Board assessment in 2005.  In 2006 and in fiscal 2008, each director completed an evaluation form which contained questions concerning the effectiveness of the Board and its committees, operation of the Board, Board size, number of meetings held per annum, meeting quality and efficiency, director contribution and interaction, strategic planning opportunities, management effectiveness and the Board’s relationship with management, and in the case of the fiscal 2008 evaluation form, questions relating to the implementation of recommendations from the 2006 evaluation form.  The responses were reviewed by the Lead Director and presented to the Board.

The Board and the Nominating & Corporate Governance Committee, with the Lead Director, monitor the size of the Board to ensure effective decision-making.  The Nominating & Corporate Governance Committee also develops, reviews and monitors criteria for selecting directors by assessing their qualification, personal qualities, geographical representation, business background and diversified experience.  The directors have proposed nine nominees for the position of director in the upcoming year.

Compensation

Directors’ Compensation

The adequacy and form of director compensation is reviewed on an annual basis. In addition to directors’ responsibilities and time commitment, this review also takes into account director remuneration of peer companies. The Nominating & Corporate Governance Committee recommends the directors’ compensation to the Board, for approval.  Details regarding directors’ compensation can be found on pages 13 and 14 of this Management Proxy Circular.

In January, 2007, the Nominating & Corporate Governance Committee reviewed the directors’ compensation which had been set, in part, based on the recommendations of its consultants, Towers Perrin, in 2004, and recommended that a 15% increase in director compensation was appropriate.    The Nominating & Corporate Governance Committee recommended that meeting fees and annual cash remuneration would remain the same.  However, the annual and initial grant of DSUs to non-executive directors would each be increased by 500 DSUs.  Accordingly, effective February 1, 2007, non-executive directors were entitled to receive an initial grant of 2,500 DSUs when they are first appointed to the Board and an annual grant of 1,500 DSUs at the beginning of each fiscal year thereafter.  In January, 2008, the Nominating & Corporate Governance Committee reviewed the Outside Directors’ Fee Study prepared by Hewitt Associates LLC.  The Committee did not recommend any changes to director compensation, with the exception that the annual cash retainers and annual DSU grants be paid on a quarterly basis.  The decisions made by the Nominating & Corporate Governance Committee are the responsibility of the Nominating & Corporate Governance Committee and may reflect factors and considerations other than the information and recommendations provided by its compensation consultants.

The Nominating & Corporate Governance Committee is composed entirely of unrelated and independent directors. The Nominating & Corporate Governance Committee’s responsibilities are set out in its Charter.  A summary of these responsibilities can be found on pages 18 and 19 of the Management Proxy Circular (See “Report of the Nominating & Corporate Governance Committee”). The Charter of the Nominating & Corporate Governance Committee is available on the Corporation’s website.

Senior Officers’ Compensation

The Human Resources and Compensation Committee recommends the senior officers’ compensation to the Board, for approval.

The Corporation retained the services of Hewitt Associates LLC in 2007 and again during the fiscal year ended January 31, 2008 to compile corporate information and industry comparative data in order to prepare a foundation for ongoing management of executive compensation. A brief description of Hewitt Associates LLC’s retainer can be found on pages 23 and 24 of this Management Proxy Circular.

The Human Resources and Compensation Committee is composed entirely of unrelated and independent directors. The Human Resources and Compensation Committee’s responsibilities are set out in the Work Plan of the Committee.  A list of these responsibilities can be found on pages 17 and 18 of the Management Proxy Circular (See “Report of the Human Resources and Compensation Committee”). The Charter of the Human Resources and Compensation Committee is available on the Corporation’s website.

Board Committees

The Board has three Committees: Audit, Nominating & Corporate Governance and Human Resources and Compensation. The Committees are composed entirely of independent directors. The roles and responsibilities of the Committees are set out in Charters which are available on the Corporation’s website. These Charters are reviewed annually to ensure that they comply with legal requirements and are in alignment with best practices. To assist the Committee in fulfilling their respective responsibilities, such responsibilities are set out in Work Plans which are approved at the beginning of each year.

Assessments

Strategic planning is at the forefront of deliberations at meetings of the Board. Management is responsible for the development of overall corporate strategies. These strategies are under constant review by the Board and senior management.

The Board conducts an annual evaluation of the effectiveness of the Board and its Committees.

Throughout the year, the Board reviews management’s and the Corporation’s performance against approved business plans and policies. The Board also reviews and approves specific proposals for all major capital expenditures, checking for consistency with budgets and strategic plans, and deals with a large number of individual issues and situations requiring decision by the Corporation, such as acquisitions, investments and divestitures.

The Board ensures that an appropriate risk assessment process is in place to identify, assess and manage the principal risks of the Corporation's business. Management reports regularly to the Board in relation to principal risks which potentially affect the Corporation's business activities.

The Board regularly reviews management succession plans and, where necessary, initiates and supervises searches for replacement candidates. It also sets objectives for, and reviews the performance of, the senior officers of the Corporation, and approves their appointments and compensation.

The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems covering, for example, expenditure approvals, financial controls, environmental and health and safety matters. Such systems are designed to inform the Board of the integrity of the financial and other data of the Corporation, and are subject to audit reviews. Management is required to comply with legal and regulatory requirements with respect to all of the Corporation’s activities.

The Corporation has a sound governance structure in place at both management and Board levels, and a comprehensive system of internal control relating to financial record reliability. These structures and systems are continually assessed, reviewed and enhanced in light of ongoing Canadian and U.S. regulatory developments affecting corporate governance, accountability and disclosure.

SCHEDULE 2 – FORM OF RESOLUTION FOR OPTION PLAN AMENDMENTS

BE IT RESOLVED THAT the stock option plan of the Corporation approved by the shareholders on July 27, 2000, amended by the Shareholders on June 28, 2001 and amended by the directors on March 28, 2002 (the “Stock Option Plan”) be amended as follows, subject to approval of the Toronto Stock Exchange:

1.

All reference to Aber Diamond Corporation be amended to Harry Winston Diamond Corporation.

2.

The definition of Fair Market Value set out in Section 1.1 of the Stock Option Plan is deleted and the following definitions are added:

“Black-Out Period” means any period designated by the Company or specified in a policy approved by the board of directors of the Company, during which insiders of the Company are subject to restrictions on trading in securities of the Company;

“Market Price” per Share at any day means the closing price of the Shares on the stock exchange which is the principal trading market for the Shares, as may be determined for such purpose by the Committee, on the trading day immediately preceding such day, or where there is no such closing price, the average of the most recent bid and ask prices of the Common Shares on such stock exchange.

3.

Section 4.2 of the Stock Option Plan be deleted in its entirety and replaced with the following:

4.2

Number of Shares –  Subject to adjustment under the provisions of Section 8.3 hereof, the aggregate number of shares of the Company which may be issued and sold under the Plan after March 31, 2008 shall not exceed 6,000,000 Shares.

4.

Section 8 of the Stock Option Plan be amended to renumber Section 8.2 to 8.4 and add the following subsections:

8.2

Cashless Exercise – Exchange For Substituted Rights  -  In lieu of exercising an Option in accordance with paragraph 8.1, an Optionee may elect to exchange Options which have vested (the “Exchanged Options”) for a right (the “Substituted Right”) to acquire Shares, by the Optionee delivering to the Corporation at its registered office a written notice of exchange specifying the number of Options being exchanged, and electing to immediately surrender and exercise the Substituted Right.  The number of Shares which shall be issued to the Optionee upon exercise of the Substituted Right, without payment of any additional consideration, shall be calculated as follows:

Number of Common Shares	=	Number of Substituted Rights	x	(Market Price - Option Price)
Market Price

where “Option Price” means the exercise price of the Exchanged Options.

Following surrender and exercise of a Substituted Right, the Corporation shall cause a certificate representing the number of Common Shares issuable upon exercise of the Substituted Right to be issued and delivered in the name of such optionee or the optionee's legal personal representative or as may be directed in writing by the optionee's legal personal representative.

8.3

Extension Due to Black-Out Period  -  The Corporation’s Corporate Disclosure, Confidentiality and Employee Trading Policy (which policy, as amended from time to time, is referred to herein as the “Policy”), sets out certain trading restrictions in securities of the Corporation during certain black-out periods which may be prescribed by the Board of Directors pursuant to the Policy (“Black-Out Periods”).  If the expiry date of any Option granted under the Plan would otherwise occur during or within 10 days following a Black-Out Period, the expiry date of such Option shall be extended to the first business day which is at least ten days after the end of such Blackout-Period.

5.

Section 15.1 of the Stock Option Plan be deleted in its entirety and replaced with the following:

15.1

Amendment and Termination - The board of directors may at any time amend or terminate the Plan. In connection with amendments, the board of directors may from time to time amend the Plan without approval from the shareholders of the Corporation, other than with respect to the following matters:

(a)

the maximum number of Common Shares reserved for issuance under the Plan;

(b)

a reduction in the exercise price for options held by insiders of the Corporation;

(c)

an extension to the term of any option held by insiders of the Corporation;

(d)

an increase in any limit on grants of options to insiders set out in the Plan; and

(e)

amendment provisions granting additional powers to the board of directors to amend the plan or entitlements without security holder approval.

6.

Any one director or officer of the Corporation be and he is hereby authorized and directed to execute under the corporate seal or otherwise all such deeds, documents, instruments and assurances, and do all such acts and things as in his opinion may be necessary or desirable to give effect to this resolution.